Exhibit 10(k)(3)

THIRD AMENDMENT TO CREDIT AGREEMENT

THIS THIRD AMENDMENT TO CREDIT AGREEMENT is made and entered into as of the 12th day of July, 2000, by and between ON MARINE SERVICES COMPANY (formerly known as OGLEBAY NORTON COMPANY), a Delaware corporation with its principal office and place of business in Cleveland, Ohio “), OGLEBAY NORTON MARINE SERVICES COMPANY, L.L.C., a Delaware limited liability company with its principal place of business in Cleveland, Ohio, (collectively the “Borrower”) and NATIONAL CITY BANK, a national banking association with its principal office and place of business in Cleveland, Ohio (the “Bank”)

WITNESSETH:

WHEREAS, Borrower and the Bank are parties to that certain Credit Agreement dated July 14, 1997 as amended by a First Amendment to Credit Agreement dated January 15, 1999 and by a Second Amendment to Credit Agreement dated July 15, 1999 (the “Credit Agreement”); and

WHEREAS, Borrower and the Bank mutually desire to amend the Credit Agreement in order to amend certain negative covenants and the leverage ratio financial standard applicable to the Credit Agreement.

NOW, THEREFORE, the Borrower and the Bank hereby agree as follows:

1. Section 3B GENERAL FINANCIAL STANDARDS of the Credit Agreement is hereby amended to read in its entirety as follows:

3B. GENERAL FINANCIAL STANDARDS — Borrower agrees that until the Subject Indebtedness, shall have been paid in full, Borrower will cause Oglebay Norton Company_ (“Guarantor” and formerly known as Oglebay Norton Holding Company, a Delaware corporation) to observe the financial covenants contained in Sections 5.7 of the Credit Agreement between Guarantor and KeyBank National Association dated May 15, 1998, as amended and restated as of April 3, 2000, as such financial covenants currently exist. A copy of such financial covenants is attached hereto as Exhibit A.

2. Subsection 3D.01.2 ACQUISITIONS of the Credit Agreement is hereby amended to read in its entirety as follows:

3D.01.2 ACQUISITIONS. Without the prior written consent of Bank, which shall not be unreasonably withheld, no Company shall effect an Acquisition; provided, that, so long as no Default Under This Agreement or Event of Default shall then exist or immediately thereafter shall begin to exist, this Section shall not apply to:

(a) an Acquisition by Borrower or a Pledgor so long as (i) Borrower or such Pledgor is the surviving entity of the Acquisition (in the case of a merger, consolidation or other combination) or the Person to be acquired becomes a Pledgor promptly after such Acquisition (in the case of the acquisition of the stock (or other equity interest) of a Person); (ii) the Companies are in full compliance with this Agreement both prior to and subsequent to the transaction;

(iii) Borrower provides to Bank, at least ten (10) days prior to the consummation of such Acquisition, written notice of such Acquisition, historical financial statements of such Person and a pro forma financial statement of the Companies accompanied by a certificate of its chief financial officer or treasurer showing pro forma compliance with Section 3B hereof, both before and after the proposed Acquisition, and

(iv) the aggregate consideration paid by the Companies with respect to (A) any Level I Acquisition, when added to all other Level I Acquisitions during any four (4) consecutive fiscal quarters, would not exceed the Level I Acquisition Limit, or (B) any Level II Acquisition, when added to all other Level II Acquisitions during any four (4) consecutive fiscal quarters, does not exceed the Level II Acquisition Limit.

(b) Notwithstanding the limitation set forth is subpart (iv) subsection 3D.01.2 above, any Company may effect the Permitted Acquisitions so long as the conditions set forth in subparts (i), (ii) and (iii) of such subsection are satisfied; provided, however, that the aggregate Consideration paid in connection with the Permitted Acquisitions shall be included in determining the Level II Acquisition Limit on the effective date of this Amendment and thereafter.

3. Subsection 3D.05 FIXED ASSETS of the Credit Agreement is hereby amended to read in its entirety as follows:

3D.05 FIXED ASSETS Borrower and its Subsidiaries shall not invest in consolidated capital expenditures more than an aggregate amount equal to Forty-five Million Dollars ($45,000,000) on an annual basis.

4. The following definitions are added to Section 9 of the Credit Agreement:

“Consideration” shall mean, in connection with an Acquisition, the aggregate consideration paid, including borrowed funds, cash, the issuance of securities or notes, the assumption or incurring of liabilities (direct or contingent to the extent any such contingent obligation is considered to be a liability in accordance with GAAP), the payment of consulting fees or fees for a covenant not to compete and any other consideration paid for the purchase.

“Level I Acquisition” shall mean, with respect to an Acquisition made by any Company, that the aggregate consideration paid in connection with such Acquisition is less than or equal to Five Million Dollars ($5,000,000.00).

“Level I Acquisition Limit” shall mean Twenty Million Dollars ($20,000,000.00).

“Level II Acquisition” shall mean, with respect to an Acquisition by any Company, that the aggregate consideration paid in connection with such Acquisition is greater than Five Million Dollars ($5,000,000.00).

“Level II Acquisition Limit” shall mean Twenty-Five Million Dollars ($25,000,000.00).

“Permitted Acquisitions” shall mean, collectively, (a) the acquisition by Global Stone Port Inland, Inc. of all of the partnership interests of Michigan Limestone, L.P., a Michigan limited partnership, (b) the acquisition of substantially all of the assets of Pete Lien & Sons, Inc. by Oglebay Norton Industrial Sands, Inc,, and (c) the acquisition of substantially all of the asset of Jebco Abrasives, Inc. by Oglebay Norton Industrial Sands, Inc.

5. From and after the effective date of this Third Amendment, references in the Credit Agreement shall be deemed to be references to the Credit Agreement as amended hereby.

This Third Amendment and the modifications set forth herein shall be and become effective as of the date hereof.

Except for the modifications set forth in this Third Amendment, the Credit Agreement referred to above, as amended, is ratified and affirmed and shall be binding upon the parties, their successors and assigns.

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to Credit Agreement to be duly executed.

NATIONAL CITY BANK		ON MARINE SERVICES COMPANY

By:		By:
Title:	Vice President	Title:	Treasurer

OGLEBAY NORTON MARINE SERVICES COMPANY, L.L.C.

By:
		Title:	Treasurer

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